SEPARATION AGREEMENT AND RELEASE
This SEPARATION AGREEMENT AND RELEASE (“Agreement”) is made between Essex Property Trust, Inc., as well as its past and present parent companies, subsidiaries, affiliates, successors, predecessors, agents, directors and officers, shareholders, and estates (collectively referenced herein as “Essex”) and Adam W. Berry (“Employee”) (collectively, “Parties” or individually “Party”).
NOW, THEREFORE, for the consideration set forth herein, the Parties hereby agree as follows:
1.Termination of Employment.
a.Termination Date. The Parties mutually agree that as of August 31, 2023 the Employee’s employment shall be terminated (the “Termination Date”). Employee will be paid all final wages on his Termination Date. Except as set forth in Section 1(b), Employee hereby confirms his termination from all positions he held with Essex and any of its subsidiaries or affiliates, including his position as an officer of Essex and any of its subsidiaries or affiliates, effective as of the Termination Date.
b.Consulting Period. During the period commencing on the Termination Date and ending on December 31, 2023 (the “Consulting Period”), Employee shall provide such consulting services to Essex as are specifically requested by the Chief Executive Officer of Essex. Essex may terminate the Consulting Period for “Cause” prior to such date upon written notice to Employee in the event of Employee’s breach of this Agreement (the date on which the Consulting Period ends for any reason, the “Consulting Termination Date”). As compensation for Employee’s services during the Consulting Period, outstanding equity awards granted to Employee on or after September 1, 2022 will be eligible for continued vesting, as described in Section 5 of the summary of benefits provided by Essex to Employee, dated August 31, 2023, and attached hereto as Exhibit A (the “Summary of Benefits). For the avoidance of doubt, the termination of the Consulting Period on December 31, 2023 will constitute a “Terminating Event” for purposes of Employee’s outstanding equity awards granted to Employee by Essex on or after September 1, 2022, as set forth in the Summary of Benefits, and Employee will be entitled to the equity award benefits under such awards as provided in the Summary of Benefits, subject to the occurrence of the Effective Date as provided in Section 31 below. Notwithstanding any provision of this Agreement to the contrary, during the Consulting Period, Employee acknowledges that he is and shall at all times be an independent contractor, he is not an agent or employee of Essex and he is not authorized to bind Essex or otherwise act on behalf of Essex. Nothing herein contained shall be deemed to create an agency, joint venture, partnership or franchise relationship between the parties hereto. After the Termination Date, except as set forth in Section 1(b), 4 or 5, Employee shall have no right under this Agreement, or as a result of his services to Essex, to participate in any employee, retirement, insurance or other benefit program of the Company, nor will Essex make any deductions from Employee’s compensation for taxes, the payment of which shall be solely Employee’s responsibility (other than tax withholding required under applicable law). Employee represents and warrants that neither this Agreement nor the performance thereof will conflict with or violate any obligation of Employee or right of any third party.

2.Separation Payment. In consideration for Essex’s agreement to provide Employee with a lump sum severance payment of $507,692.31, less applicable payroll deductions, within fourteen (14) business days following the Effective Date (defined below), Employee agrees to the terms and conditions set forth herein, including the release of claims in Section 8 below. Employee acknowledges this is consideration beyond that to which he is otherwise entitled.
3.Prorated Bonus Payment. In consideration for Essex’s agreement to provide Employee with a prorated annual bonus payment of $435,000, less applicable payroll deductions, within fourteen (14) business days following the Effective Date (defined below), Employee agrees to the terms and conditions set forth herein, including the release of claims in Section 8 below. Employee acknowledges this is consideration beyond that to which he is otherwise entitled.
4.COBRA. As required by applicable law, Essex will give Employee notice of his right pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) health care continuation rules to continue his medical coverage following the Termination Date. Essex will subsidize Employee’s COBRA health care premiums from the period of September 1st through December 31, 2023 at the same rate as in effect as of the Termination Date. Employee will be solely responsible for all COBRA health care premiums beginning January 1st, 2024.
5.Equity Awards. Employee has been granted equity awards by Essex during his employment. Employee’s outstanding equity awards shall be governed by the terms and conditions of Essex’s equity plan and the related equity award documents pursuant to which they were granted, as described in the Summary of Benefits. For the avoidance of doubt, the Termination Date will be a “Terminating Event” for purposes of Employee’s outstanding equity awards granted to Employee by Essex on or prior to August 31, 2023, as set forth in the Summary of Benefits, and Employee will be entitled to the equity award benefits under such awards as provided in the Summary of Benefits, subject to the occurrence of the Effective Date as provided in Section 31 below.

6.No Further Rights to Compensation. Subject to the terms of this Agreement, Employee acknowledges and agrees that, other than the consideration set forth in this Agreement, he has been fully compensated for all labor and services performed for Essex and has been reimbursed for all business expenses incurred on behalf of Essex through the date Employee signed this Agreement, and that Essex does not owe Employee any expense reimbursement amounts or any wages, including any vacation, paid time off benefits, or sick pay. Employee further acknowledges that the consulting consideration described in Section 1 and the separation payments described in Sections 2, 3, 4 and 5 above (together the “Severance Benefits”) represent the exclusive severance benefits to which Employee is entitled.

7.Taxes. Employee will rely on his own tax advisors as to the tax consequences of Essex’s payment of the Severance Benefits. Employee acknowledges that neither Essex nor any of its employees nor Essex’s attorneys have made any representations or warranties regarding the taxation of the Severance Benefits paid to Employee by Essex. All payments made pursuant to this Agreement will be subject to withholding of applicable income, employment and other taxes.
8.Employee’s Release (“Release”). In exchange for the Severance Benefits, Employee fully releases and discharges forever Essex, and its current and former parent companies, subsidiaries, affiliates, successors, predecessors, agents, directors and officers, shareholders and estates, employees, trustees, representatives, owners, attorneys, related corporations, assigns, and affiliated organizations (hereafter referred to collectively as the “Released Parties”), and each and all of them, from any and all liabilities, claims, causes of action, charges, complaints, obligations, costs, losses, damages, injuries, attorneys’ fees, and other legal responsibilities, of any form whatsoever, whether known or unknown, unforeseen, unanticipated, unsuspected or latent, which Employee or Employee’s heirs, administrators, executors, successors in interest, and/or assigns (collectively, “Releasing Parties”) have incurred or expect to incur, or now own or hold, or have at any time heretofore owned or held, or may at any time own, hold, or claim to hold by reason of any matter or thing arising from any cause whatsoever prior to the date of Employee’s execution of this Release.
Without limiting the generality of the foregoing, and by way of example only, Employee fully releases and discharges each and all of the Released Parties from any and all claims, demands, rights, and causes of action that have been or could be alleged against any of said Released Parties (a) in connection with Employee’s employment, prior employment agreements, or the termination of such employment; (b) in connection with any and all matters pertaining to Employee’s employment by any of the Released Parties, including, but not limited to, any and all compensation, salaries, wages, bonuses, commissions, overtime, monies, pay, allowances, benefits, sick pay, severance pay, retention pay or benefits, paid leave benefits, vacation pay, penalties, interest, damages, and promises on any and all of the above; and (c) under or in connection with the state and federal age discrimination laws, as explained further below. Notwithstanding the foregoing, this Release does not apply to any claims that cannot be released as a matter of law.
Without limiting the scope of this Release in any way, Employee also certifies that this Release constitutes a knowing and voluntary waiver of any and all rights or claims that exist or that Employee has or may claim to have under the Federal Age Discrimination in Employment Act (“ADEA”), as amended by the Older Workers Benefit Protection Act of 1990 (“OWBPA”), which is set forth at 29 U.S.C. § § 621, et seq. This Release does not govern any rights or claims that may arise under the ADEA after the date this Release is signed by Employee.
This Release extends to any and all claims including, but not limited to, any alleged (a) violation of the National Labor Relations Act, Title VII of the Civil Rights Act, the California Fair Employment and Housing Act, the Americans With Disabilities Act of 1990, the ADEA, as amended by the OWBPA, the Fair Labor Standards Act, the California Labor Code, the applicable California Wage Order, the California Private Attorneys General Act, the Occupational Safety and Health Act, the Consolidated Omnibus Budget Reconciliation Act of 1985; (b) harassment and/or discrimination on the basis of race, color, ancestry, national origin (including primary language), citizenship, religious creed, sex (including pregnancy, childbirth, breastfeeding, and related medical conditions), marital status, domestic partnership status, sexual orientation, gender identity or expression, veteran status, military status, family care or medical leave status, age, physical or mental disability, medical condition, genetic characteristics or information or any other basis protected by applicable federal, state and/or local laws, regulations, rules, ordinances and/or orders, breach of any express or implied employment contract or agreement, wrongful discharge, breach of the implied covenant of good faith and fair dealing, intentional or negligent infliction of emotional distress, fraud, retaliation, whistleblower, misrepresentation, defamation, interference with prospective economic advantage, failure to pay wages due or other monies owed; and (c) any other violation of any local, state or federal law, regulation or ordinance and/or public policy, contract, or tort or common law claim having any bearing whatsoever on the terms and conditions of employment with any of the Released Parties, including, but not limited to, any allegations for costs, fees, including attorneys’ fees, incurred in any of these matters, which Employee ever had, now has, or may have as of the date of this Release.
9.Covenant Not to Sue. Employee further agrees not to bring, continue or maintain any legal proceedings of any nature whatsoever against Essex and the Released Parties before any court, administrative agency, arbitrator or any other tribunal or forum by reason of any such rights and claims or assist any third parties in pursuing such claims, to the extent permitted by law. Employee acknowledges that this includes any action brought on behalf of Employee or any class action, representative action, or collective action pursuant to which Employee may have any right or benefit. Employee further agrees not to accept any recovery or benefit that may be obtained on his behalf by any other person or agency or in any class action, representative action, or collective action, and hereby assigns any such recovery or benefit to Essex.
10.SECTION 1542 WAIVER AND NO INTERFERENCE WITH RIGHTS
Notwithstanding anything to the contrary in this Agreement, the provisions of the Release contained above in Section 8 and covenant not to sue in Section 9 do not release claims that cannot be released as a matter of law, including, but not limited to, Employee’s right to report possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation and any right to receive an award for information provided thereunder, Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against Essex for discrimination (with the understanding that Employee’s release of claims herein bars Employee from recovering such monetary relief from Essex or any of the Released Parties for any alleged discriminatory treatment), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of Essex’s group benefit plans pursuant to the terms and conditions of COBRA, claims for indemnity under the bylaws of Essex, as provided for by applicable law or under any applicable insurance policy or indemnification agreement with respect to Employee’s liability as an employee or officer of Essex, and any claims to any benefit entitlements vested as of the Termination Date pursuant to written terms of any employee benefit plan of Essex or its affiliates and Employee’s right under applicable law.
Employee further waives all rights under section 1542 of the California Civil Code, which Employee has read and fully understands. Section 1542 states as follows:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

It is the intention of the Parties that the foregoing Release shall be construed in the broadest sense possible and shall be effective as a prohibition to all claims, charges, actions, suits, demands, obligations, damages, injuries, liabilities, losses, and causes of action of every character, nature, kind or description, known or unknown, and suspected or unsuspected that Employee may have against the Released Parties.
Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall prohibit Employee from (i) communicating directly with, filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with the U.S. Securities and Exchange Commission, the Financial Industry Regulatory Authority, the Equal Employment Opportunity Commission, the National Labor Relations Board (the “NLRB”), the Occupational Safety and Health Administration, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or any other securities regulatory agency, self-regulatory authority or federal, state or local regulatory authority (collectively, “Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (ii) communicating directly with, cooperating with, or providing information (including trade secrets) in confidence to any Government Agencies for the purpose of reporting or investigating a suspected violation of law, or from providing such information to such party’s attorney(s) or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding, and/or (iii) receiving an award for information provided to any Government Agency. Further, nothing herein will prevent Employee from participating in activity permitted by Section 7 of the National Labor Relations Act or from filing an unfair labor practice charge with the NLRB. Pursuant to 18 USC Section 1833(b), Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, nothing in this Agreement is intended to or shall preclude either party from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. If Employee is required to provide testimony, then unless otherwise directed or requested by a Government Agency or law enforcement, Employee shall notify Essex as soon as reasonably practicable after receiving any such request of the anticipated testimony. Further, nothing in this Agreement prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful.
11.Non-Admission of Liability. Employee understands that this Agreement, and the benefits provided herein, are not to be construed as an admission on the part of the Released Parties of any liability whatsoever, and that the Released Parties deny that they have engaged in any wrongdoing or have any liability whatsoever.
12.Workplace Injuries. Employee represents that he has not sustained any workplace injury of any kind during his employment with Essex to date, other than injuries that Employee has already reported to Essex, and therefore does not intend to file any new claim or seek any additional benefits under workers’ compensation against Essex in the future based on injuries occurring prior to the date Employee signs this Agreement.
13.Company Property. Employee warrants that at the time of signing this Agreement, he has returned all company property and documents to Essex and has not retained copies of any Essex documents or materials of any kind (other than his own personnel documents) or provided copies of any documents or materials of any kind relating to Essex to any third party.
14.Employee’s Acknowledgements. The Parties desire and intend that this Agreement comply with the terms of the Older Workers’ Benefit Protection Act. Accordingly, Employee acknowledges that he has been advised of the following rights:
a.Employee understands that state and federal laws, including the AGE DISCRIMINATION IN EMPLOYMENT ACT, prohibit employment discrimination based upon race, color, ancestry, national origin (including primary language), citizenship, religious creed, sex (including pregnancy, childbirth, breastfeeding, and related medical conditions), marital status, domestic partnership status, sexual orientation, gender identity or expression, veteran status, military status, family care or medical leave status, age, physical or mental disability, medical condition, genetic characteristics or information or any other basis protected by applicable federal, state and/or local laws, regulations, rules, ordinances and/or orders. Employee further understands and agrees that, by signing this Agreement, he agrees to waive any and all such claims, and release the Released Parties from any and all such claims.
b.Employee acknowledges that he has been advised in writing that he has a right to and should consult with an attorney and has been provided with a reasonable opportunity to consult with an attorney of his choice prior to signing this Agreement, which contains a general release and waiver of claims.
15.Arbitration. The terms and conditions of the Mutual Agreement to Arbitrate between Employee and Essex dated July 31, 2012, shall remain in full force and effect and continue to apply following the Termination Date to any disputes between Employee and Essex.
16.Attorney’s Fees. Each party will be responsible for payment of its own attorneys’ fees and costs (if any) incurred in connection with the negotiation and execution of this Agreement. In the event that any action, suit or other proceeding (including arbitration under Section 15) is instituted to remedy, prevent, or obtain relief from a breach of this Agreement, or arising out of a breach of this Agreement, the prevailing party will recover the attorneys’ fees and costs incurred by such party.
17.Entire Agreement. The Parties acknowledge and agree that this Agreement constitutes the entire agreement between the Parties; that the Parties have executed this Agreement based upon the expressed terms in this Agreement; that the Parties have not relied on any prior agreement or representation, whether oral or written, that is not set forth in this Agreement; that no prior agreement, whether oral or written, shall have any effect on the terms and provisions of this Agreement; and that except to the extent that they are specifically incorporated into or continued in effect under this Agreement, all prior agreements, whether oral or written, are expressly superseded and/or revoked by this Agreement; provided, however, that nothing in this Agreement shall be construed to release Employee from compliance with any confidentiality or non-disclosure, non-compete, assignment of proprietary rights, or non-solicitation agreement(s) signed by Employee in connection with Employee’s employment with Essex which obligations remain in full force and effect and are in addition to the obligations in this Agreement. The section titles and headings contained in this Agreement are inserted as a matter of convenience and for ease of reference only and shall be disregarded for all other purposes including the construction or enforcement of this Agreement or any of its provisions. Any uncertainty or ambiguity in the Agreement shall not be construed for or against any party based on the attribution of drafting to any Party.
18.Confidentiality. As used herein, “Confidential Information” shall mean trade secrets, confidential information or proprietary information of any Released Party, including, without limitation, processes, techniques, know-how, inventions, research and development, software, hardware, products, product development, samples, designs, drawings, specifications, apparatus, formulations, equipment, materials, production quantities, costs, accounting, pricing, marketing, sales, selling techniques, strategies, suppliers, customers, prospects, agreements, operations, financial information, and projections, as well as any information that any Released Party is required to keep in confidence pursuant to legal, contractual or other requirements, together with copies and derivatives thereof. Subject to Section 10, or as otherwise required by applicable law, without Essex’s express advance written consent, Employee and each Releasing Party shall not use or disclose Confidential Information for any purpose in any manner whatsoever other than as contemplated by this Agreement. In addition, nothing in this Agreement shall be construed to waive the Employee’s right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of Essex, or on the part of agents or employees of Essex, when the

Employee has been required or requested to attend such a proceeding pursuant to a court order, subpoena or written request from an administrative agency or the legislature.
19.Compelled Disclosure. In the event Employee or a Releasing Party is required by law or legal process to disclose any Confidential Information, Employee or Releasing Party shall provide prompt written notice of such (within five (5) business days) to Essex HR and cooperate with Essex and any other affected Released Party so that legal protection for the Confidential Information may be sought. In the event that such protection is not obtained, the Employee’s or Releasing Parties’ compliance with the non-disclosure provisions of this Agreement shall be waived only to the extent required to comply with such law or legal process, and the Employee or Releasing Parties will make best efforts to ensure that confidential treatment will be accorded to any Confidential Information being disclosed.
20.Non-Solicitation. For a period of one (1) year following the Consulting Termination Date, Employee shall not, either directly or indirectly (i) solicit for employment through any individual, corporation, firm, or other business, any employees, consultants, independent contractors, or other service providers of Essex or any of its affiliates, or (ii) solicit any employee, consultant or other service provider of Essex or any of its affiliates to leave the employment or consulting of or cease providing services to Essex or any of its affiliates; provided, however, that the foregoing clauses (i) and (ii) shall not apply to inbound inquiries or any general advertisement or solicitation (or any hiring pursuant to such advertisement or solicitation) that is not specifically targeted to such employees, consultants or other service providers.
21.Irreparable Harm. The Employee acknowledges that a breach of Sections 18, 19, 20 or 22 will cause irreparable harm to the Released Parties and monetary damage would not be an adequate remedy and agrees that the Released Parties shall be entitled to injunctive relief and specific performance, in addition to other available remedies, for any breach or threatened breach of Sections 18, 19, 20 or 22 without the necessity of proving actual damages or posting a bond or other security. In addition, Essex shall be entitled to cease all Severance Benefits in the event of Employee’s breach of this Agreement.
22.No Disparagement. Subject to Section 10 above, Employee agrees that Employee will not in the future: (i) talk about or otherwise communicate by any means to any third party in a malicious, disparaging or defamatory manner regarding Essex (including but not limited to its products and services) or any of Essex’s employees, executives, or members of the Board of Directors of Essex (the “Essex Related Parties”); (ii) make or authorize to be made any oral or written statement that may disparage or damage the reputation of Essex (including but not limited to its products and services) or the reputation of any of the Essex Related Parties; and (iii) talk or otherwise communicate by any means to any third party in any manner likely to be harmful to Essex (including but not limited to its products and services), any of the Essex Related Parties, or their business, business reputation or personal reputation; provided that Employee may respond accurately and fully to any question, inquiry or request for information when required by legal process (e.g., a valid subpoena or other similar compulsion of law) or as part of a government investigation.
23.Governing Law. This Agreement is made and entered into in the state of California and will, in all respects, be interpreted, enforced, and governed by and under the laws of the state of California or Federal law, where applicable.
24.Modifications. The Parties agree that the provisions of this Agreement may not be modified by any subsequent agreement unless the modifying agreement is: (i) in writing; (ii) specifically references this Agreement; (iii) signed by Employee; and (iv) signed and approved by an authorized officer of Essex.

25.Execution in Counterparts. This Agreement may be executed in counterparts and as so executed, shall constitute one agreement binding on all Parties.
26.Severability and Waiver. The Parties acknowledge and agree that each provision of this Agreement shall be enforceable independently of every other provision. Furthermore, in the event that any provision is deemed to be unenforceable for any reason, the remaining provisions shall remain effective, binding, and enforceable. The Parties further acknowledge and agree that the failure of any party to enforce any provision of this Agreement shall not constitute a waiver of that provision, or of any other provision of this Agreement.
27.Assignment and Successors. This Agreement shall be binding upon and inure to the benefit of Essex, Employee and their respective successors, assigns, personal and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Employee’s rights or obligations may be assigned or transferred by Employee, other than Employee’s rights to payments hereunder, which may be transferred only by will or operation of law.

28.Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications by Employee to Essex shall be mailed or delivered to Essex at its principal offices, and all notices or communications by Essex to Employee may be sent to Employee at his last known address or email address, as reflected in Essex’s personnel records .
29.Section 409A. The intent of the parties is that payments and benefits under this Separation Agreement comply with, or be exempt from Section 409A of the Internal Revenue Code, and the final regulations and any guidance promulgated thereunder (“Section 409A”), and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance with such intention. To the extent that any provision in this Agreement is ambiguous as to its compliance with or exemption from Section 409A, the provision shall be read in such a manner that no payments payable under this Agreement shall be subject to an “additional tax” as defined in Section 409A(a)(1)(B). The Termination Date will be the date of Employee’s “separation from service” within the meaning of Section 409A. Each payment and benefit payable under this Agreement is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations. Any reimbursement of expenses or in-kind benefits payable under this Agreement shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of Employee’s taxable year following the taxable year in which Employee incurred the expenses. The amount of expenses reimbursed or in-kind benefits payable in one year shall not affect the amount eligible for reimbursement or in-kind benefits payable in any other taxable year of Employee’s, and Employee’s right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.

30.Review Of The Agreement and Right to Revoke Acceptance. Employee fully understands, acknowledges, and agrees that he:
a.    Has been given at least twenty-one (21) days within which to consider this Agreement before executing it (although Employee may voluntarily choose to execute the Agreement earlier). The Parties agree that such time period to review this Agreement shall not be extended upon any material or immaterial changes to this Agreement.

b.    Has carefully read and fully understands all of the provisions of this Agreement.
c.    Is, by the execution of this Agreement, waiving, releasing and forever discharging the Released Parties from all rights and claims Employee has or may have against the Released Parties including but not limited to all rights relating to and claims of age discrimination.
d.    Knowingly and voluntarily agrees to all of the terms of this Agreement.
e.    Knowingly and voluntarily intends to be legally bound by all of the terms of this Agreement.
f.    Employee has a period of seven (7) days following execution of this Agreement to revoke this Agreement by providing written notice of such revocation to Sudarshana Rangachary, SVP Human Resources. This Agreement shall not become effective or enforceable until this seven (7) day revocation period has expired without Employee having exercised the right of revocation. Employee understands that he will relinquish any right he has to the consideration specified in this Agreement if he exercises his right to revoke it.
31.Effective Date. The “Effective Date” of this Agreement shall be the eighth (8th) day after Employee executes this Agreement, provided the Employee has not revoked his acceptance of this Agreement. Employee acknowledges and agrees that he will not be eligible for any of the Severance Benefits unless he signs this Agreement prior to the expiration of the review period described in Section 30(a) above and allows the revocation period described in Section 30(f) above to lapse without revoking his acceptance of this Agreement. Employee acknowledges and agrees that he will not sign this Agreement before the Termination Date.
(Signature Page Follows)

THIS AGREEMENT AND RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.
*EMPLOYEE SHOULD NOT SIGN THIS AGREEMENT BEFORE THE TERMINATION DATE*

ADAM W. BERRY
By: /s/ ADAM W. BERRY                Date:    September 15, 2023
 Name: Adam W. Berry
Title: Executive Vice President and Chief Investment Officer

ESSEX PROPERTY TRUST, INC.
By: /s/ ANNE MORRISON                Date:    September 15, 2023
Name: Anne Morrison
Title: Senior Vice President, General Counsel and Secretary

EXHIBIT A
SUMMARY OF BENEFITS LETTER DATED AUGUST 28, 2023